Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-89376 and 333-65627 on Forms S-8 of our report dated March 28, 2005 relating to the consolidated financial statements and financial statement schedule of Bel Fuse Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Bel Fuse Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

March 28, 2005
New York, New York